UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2016

Onconova Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Pheasant Run
Newtown, PA 18940
(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive

Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                                        Costs Associated With Exit or Disposal Activities.

On August 30, 2016, Onconova Therapeutics, Inc. (the “Company”) communicated to certain employees its plan of termination to reduce a number of positions effective as of August 30, 2016 (the “RIF”), as part of its ongoing commitment to reduce costs. The Company estimates the net reduction to be approximately 6 employees, which represents approximately 21 percent of its workforce.  Affected employees are being offered severance pay in accordance with Company policy or, if applicable, their employment agreements.

As a result of the workforce reduction, the Company estimates that it will have an annual net savings of approximately $1.4 million and record in the third quarter of 2016 a one-time severance-related charge totaling approximately $.4 million. The severance-related charge that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ materially. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

This Current Report on Form 8-K contains forward-looking statements, including, without limitation, statements related to the estimated cash expenditures associated with one-time termination benefits. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not limited to, those described above and in “Item 1A. Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and those described from time to time in other reports which the Company files with the Securities and Exchange Commission.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

Effective September 1, 2016, the Company promoted Mark Guerin to the position of Chief Financial Officer of the Company.

The Company and Mr. Guerin are parties to an employment agreement dated July 1, 2015 (the “Employment Agreement”), which was previously disclosed on the Company’s Current Report on Form 8-K, filed February 17, 2016.  In connection with Mr. Guerin’s promotion to Chief Financial Officer, the Board of Directors of the Company (the “Board”) has increased Mr. Guerin’s annual base salary to $280,000, with a 40% bonus target, and awarded Mr. Guerin options to purchase up to 5,000 shares of the Company’s common stock, pursuant to an award agreement. Such options shall be vested immediately upon grant and shall have an exercise price equal to the fair market value of the Company’s common stock determined by reference to the closing price of the Company’s common stock as reported by NASDAQ on the trading day immediately prior to date of such award agreements. All other material terms of the Employment Agreement remain unchanged.

Stock Option Awards

Effective September 1, 2015, the Company implemented certain post-RIF incentives for employees remaining in the employ of the Company. Included in those incentives, Ramesh Kumar, the Company’s President and Chief Executive Officer, Steven Fruchtman, the Company’s Chief Medical Officer, and Senior Vice President, Research and Development, Manoj Maniar, the Company’s Senior Vice President, Product Development, and Mark Guerin were awarded options to purchase 44,000, 25,000, 17,000 and 10,000 shares of the Company’s common stock, respectively, pursuant to award agreements. Such options shall vest in equal installments over the 36 months following grant and shall have an exercise price equal to the fair market value of the Company’s common stock determined by reference to the closing price of the Company’s common stock as reported by NASDAQ on the trading day immediately prior to date of such award agreements.

Item 8.01.   Other Events

On July 29, 2016, the Company closed its rights offering, which resulted in the issuance of 3,599,786 shares of common stock, pre-funded warrants to purchase an additional 656,400 shares of common stock, and 3,192,022 tradable warrants and gross proceeds of approximately $17.4 million.  The closing of the offering has allowed the Company to regain compliance with NASDAQ’S stockholders’ equity requirement for continued listing after falling out of compliance based on the Company’s balance sheet dated June 30, 2016 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.  NASDAQ will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2016	Onconova Therapeutics, Inc.

	By:	/s/ Mark Guerin
Name: Mark Guerin
Title: Chief Accounting Officer